Exhibit 10.2

SERVICES AND COVENANT AGREEMENT

THIS SERVICES AND COVENANT AGREEMENT (this “Agreement”), dated as of April 3, 2013, is entered into by and between Provident New York Bancorp, a Delaware corporation (the “Company”), and John C. Millman (the “Senior Advisor”), to be effective upon the occurrence of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of April 3, 2013 by and between Sterling Bancorp, a New York corporation (“Sterling”), and the Company (the “Merger Agreement”)).  If the Effective Time does not occur, this Agreement shall be null and void ab initio and of no further force and effect.  All capitalized terms that are not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

WITNESSETH:

WHEREAS, the Senior Advisor has invaluable knowledge and expertise regarding the business of Sterling; and

WHEREAS, pursuant to the Merger Agreement, the Senior Advisor shall be one of the members of the Board of Directors to be designated to serve as a member of the Boards of Directors (the “Board”) of the Company and Provident Bank (the “Bank”),

WHEREAS, due to the Senior Advisor’s knowledge and expertise, in addition to his service on the Board, the Company wishes to have the cooperation of, and access to, the Senior Advisor following the Effective Time, and entry into this Agreement is contemplated by the Merger Agreement; and

WHEREAS, the Company and the Senior Advisor have mutually agreed the Senior Advisor shall serve as an advisor to the Company, on the terms and subject to the conditions hereinafter specified.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Senior Advisor hereby agree as follows:

1.                                      Termination of Employment; Initial Payment; SERP.  Effective as of the date on which the Effective Time occurs (the “Effective Date”), the Senior Advisor shall cease to be an employee of the Company, Sterling and their respective affiliates (as defined in the Merger Agreement), and the parties agree that such termination is an involuntary termination.  Except as specified herein, in full settlement of the Company’s, Sterling’s and their respective affiliates’ obligations under the Employment Agreement between the Senior Advisor and Sterling, dated as of March 22, 2002, as amended (the “Employment Agreement”), within 10 business days after the Effective Date, the Company shall pay to the Senior Advisor a lump sum payment in cash of $3,600,000 (less applicable employment and income tax withholdings) (the “Initial Payment”); provided that, notwithstanding the termination of the Employment Agreement or the Term of this Agreement, Section 5(j) of the Employment Agreement shall survive in accordance with its terms with respect to payments made and rights provided for in this Agreement that are made or provided, as applicable, in connection with the transactions contemplated by the Merger Agreement.  In addition, the Senior Advisor shall be entitled to (a) payment of his accrued benefit under the Sterling Bancorp/Sterling National Bank Supplemental Pension Benefit Plan (the “SERP”) in accordance with the terms of the SERP; (b) all rights and benefits in respect of any death benefits under the split-dollar life insurance agreement entered into between the Senior Advisor and Sterling in accordance with the terms thereof (including, without limitation, the reduction of death benefits consistent with Schedule A of such agreement); and (c) all accrued and vested rights and benefits under the terms of the broad-based employee benefit plans and programs of Sterling as of the Effective Date (for the avoidance of doubt, other than any rights relating to separation or termination pay or benefits).  The Senior Advisor acknowledges and agrees that neither the Company, Sterling nor any of their respective affiliates has any current or future liabilities or obligations (whether relating to premiums, tax gross-ups or otherwise) in respect of any individual insurance plan, program, agreement or arrangement for the benefit of the Senior Advisor (including, without limitation, any split-dollar life insurance plan, program, agreement or arrangement), other than with respect to any death benefits payable to the estate or beneficiaries of the Senior Advisor under the applicable insurance policies associated with any such plan, program, agreement or arrangement upon the death of the Senior Advisor in accordance with the terms thereof.

2.                                      Term.  The Senior Advisor shall render services, on the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending upon the third anniversary of the Effective Date unless earlier terminated in accordance with Section 9 (the “Term”).

3.                                      Title; Services; Office.

(a)                                 During the Term, the Company and the Bank, as applicable, shall nominate the Senior Advisor for election to the Boards upon any expiration of the Senior Advisor’s initial term of membership on the Board of the Company or the Board of the Bank.  The Company’s and the Bank’s obligations under this Section 3(a) shall be subject to the requirements of applicable law.

(b)                                 During the Term, the Senior Advisor shall (i) provide general advisory services as requested by the Chief Executive Officer of the Company (the “CEO”)  with respect to the business of the Company, including (A) maintaining and developing new relationships with customers and clients, (B) advising with respect to community relations issues and building new relationships in the Company’s market area, and (C)  identifying new business opportunities, including potential acquisitions and other strategic opportunities; and (ii) remain available to consult on specific projects for the Company with respect to its business and the Merger integration, as may be reasonably requested by the CEO.

(c)                                  During the Term, the Company shall provide the Senior Advisor with his current office in New York, New York, his current office assistant, and reasonable office support as needed.

4.                                      Senior Advisor Fee.  In consideration for service as a member of the Board, for agreeing to provide the services set forth in Section 3 and for agreeing to the covenants set forth in Section 10, during the Term, the Senior Advisor shall be paid a fee of $200,000 per year, payable in equal monthly installments (the “Senior Advisor Fee”).  The Senior Advisor Fee shall be the sole remuneration that the Senior Advisor shall receive in connection with his service as a nonemployee director of the Company and the Bank.

5.                                      Expenses.  The Company shall reimburse the Senior Advisor pursuant to the Company’s reimbursement policies as in effect from time to time for reasonable business expenses incurred by the Senior Advisor in connection with the performance of the services described in Section 3.

6.                                      Other Remuneration.  During the Term, the Senior Advisor shall be provided with (a) health insurance benefits consistent with Section 5(e)(iv) of the Employment Agreement and (b) annual dues for the Senior Advisor’s club membership and automobile perquisites consistent with Section 5(e)(v) of the Employment Agreement.

7.                                      Sole Consideration.  Except as specifically provided herein, the Senior Advisor shall be entitled to no compensation or benefits from the Company, Sterling or their respective affiliates with respect to the services or otherwise and shall not be credited with any service, age or other credit for purposes of eligibility, vesting or benefit accrual under any employee benefit plan of the Company, Sterling or their respective affiliates.

8.                                      Status as a Nonemployee.  The Company and the Senior Advisor acknowledge and agree that in performing services pursuant to this Agreement the Senior Advisor shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company, Sterling or their respective affiliates.  Except as provided in Section 1 of this Agreement with respect to the Initial Payment, the Senior Advisor acknowledges that he is and shall be solely responsible for the payment of all Federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder (including, without limitation, the Senior Advisor Fees ) and shall not be eligible to participate in or accrue benefits under any benefit plan sponsored by the Company, Sterling or their respective affiliates.

9.                                      Termination of Agreement.  Either the Senior Advisor or the Company may choose to terminate this Agreement and the Senior Advisor’s services hereunder prior to the end of the scheduled Term for any or no reason upon 30 days’ prior written notice provided to the other party hereto, without further obligation hereunder other than the payment of any earned but unpaid Senior Advisor Fees. Upon the Senior Advisor’s death, this Agreement and the Senior Advisor’s services hereunder shall automatically terminate.  Notwithstanding the foregoing:

(a)                                 Death.  Upon a termination of this Agreement during the Term by reason of the Senior Advisor’s death, the Senior Advisor’s designated beneficiary or estate shall receive the unpaid Senior Advisor Fees that the Senior Advisor would have received had he continued to perform the services under this Agreement for the original 3-year Term in a lump sum cash payment as soon as reasonably practicable (but in no event later than 30 days) following the date of the Senior Advisor’s death.

(b)                                 Termination without Cause, for Good Reason or due to Disability.

(i)                                     Upon a termination of this Agreement and the Senior Advisor’s services to the Company during the Term by the Company without Cause (as defined below), by the Senior Advisor for Good Reason (as defined below) or by reason of the Senior Advisor’s Disability (as defined below), the Senior Advisor shall receive the unpaid Senior Advisor Fees that the Senior Advisor would have received had he continued to perform services under this Agreement for the original 3-year Term, to be paid at the times as such Senior Advisor Fees would have been paid had he continued to perform services under this Agreement, and (ii) continuation of the health insurance benefits described in Section 6 for the original 3-year Term, in each case, subject to the Senior Advisor’s execution, delivery and non-revocation of a general release of claims in favor of the Company (in the form attached hereto as Exhibit A) within 30 days following such termination and his continued compliance in all material respects with the restrictive covenants set forth in Section 10(a), 10(b) and 10(c) through the applicable payment dates, subject to written notice of noncompliance by the Company and a reasonable opportunity for the Senior Advisor to cure, if subject to cure.

(ii)                                  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean (A) the Senior Advisor’s deliberate and continued failure to perform substantially the Senior Advisor’s duties with the Company under this Agreement, other than as a result of the Senior Advisor’s incapacity due to illness or injury, as set forth in the written opinion of the Senior Advisor’s personal physician, after a demand for substantial performance is delivered to the Senior Advisor; or (B) the deliberate engaging by the Senior Advisor in illegal or gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  No act, or failure to act, on the Senior Advisor’s part shall be considered “deliberate” unless done, or omitted to be done, by the Senior Advisor not in good faith and without reasonable belief that such are or omission was in the best interests of the Company.

“Disability” shall mean, as a result of illness or injury, the Senior Advisor is unable substantially to perform his duties under this Agreement for a period of six (6) consecutive months.

“Good Reason” shall mean a material breach by the Company of its obligations under this Agreement, provided that in order to invoke a termination for Good Reason, the Senior Advisor shall provide written notice to the Company of the existence of one or more of the conditions described in this sentence within 30 days following his knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  If the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Senior Advisor’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) must occur, if at all, within 30 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

10.                               Restrictive Covenants

(a)                                 Confidential Information.  In the course of the Senior Advisor’s employment with, service to and involvement with the Company, Sterling and their respective affiliates (including their predecessor and any successor entities), the Senior Advisor has obtained or may obtain secret or confidential information, knowledge or data concerning the Company’s, Sterling’s and their respective affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties.  The Senior Advisor shall hold in a fiduciary capacity for the benefit of the Company, Sterling and their respective affiliates all secret or confidential information, knowledge or data relating to the Company, Sterling or any of their affiliated companies, and their respective businesses, which shall have been obtained by the Senior Advisor during the Senior Advisor’s employment by Sterling or any of its affiliated companies or services under this Agreement and which shall not be or become public knowledge (other than by acts by the Senior Advisor or representatives of the Senior Advisor in violation of this Agreement).  All records, files, memoranda, reports, customer lists, documents and the like (whether in paper or electronic format) that the Senior Advisor has used or prepared during his employment prior to the Effective Date or will use or prepare during the course of his service under this Agreement after the Effective Date shall remain the sole property of the Company and shall remain (or be promptly returned to) the Company’s premises.  After termination of the Senior Advisor’s services with the Company, the Senior Advisor shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The confidentiality provision contained herein is in addition to and not in limitation of the Senior Advisor’s duties as a director under applicable law.

(b)                                 Non-Solicitation.  During the Term and for three years after the cessation of the Senior Advisor’s services for any reason (the “Restricted Period”), the Senior Advisor shall not directly or indirectly (i) induce or attempt to induce any employee or independent contractor of the Company, Sterling or any of their respective affiliates to leave the Company, Sterling or such affiliate, (ii) hire any person who was an employee or independent contractor of the Company, Sterling or any of their respective affiliates until twelve (12) months after such individual’s relationship with the Company, Sterling or such affiliate has been terminated, or (iii) induce or attempt to induce any client or customer (whether former, current or prospective) or other business relation of the Company, Sterling or any of their respective affiliates to cease doing business or to reduce the amount of business that any client, customer or other business relation has customarily done or contemplates doing with the Company, Sterling or such affiliate, whether or not the relationship between the Company, Sterling or such affiliate and such client, customer or other business relation was originally established, in whole or in part, through the Senior Advisor’s efforts, or in any way interfere with the relationship between any such client, customer or business relation, on the one hand, and the Company, Sterling or such affiliate, on the other hand.

(c)                                  Non-Compete.  The Senior Advisor acknowledges that, in the course of his employment and services with the Company, Sterling and their respective affiliates (including their predecessor and any successor entities), he has become familiar, or will become familiar, with the Company’s, Sterling’s and their respective affiliates’ trade secrets and with other confidential information, knowledge or data concerning the Company, Sterling, their respective affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company, Sterling and their respective affiliates.  Therefore, the Senior Advisor agrees that during the Restricted Period, the Senior

Advisor shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor or otherwise, and whether or not for compensation) or render services in any capacity to a Competing Business (as defined below), in any locale of any country in which the Company, Sterling or any of their respective affiliates conducts business.  For purposes of this Agreement, a “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which the Company, Sterling and their respective affiliates engage, including the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services.  Nothing herein shall prohibit the Senior Advisor from being a passive owner of not more than 1% of the outstanding equity interest in any entity which is publicly traded, so long as the Senior Advisor has no active participation in the business of such entity.

(d)                                 Prior Notice Required.  The Senior Advisor hereby agrees that prior to accepting employment with any other person or entity during the Restricted Period, the Senior Advisor shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company and the Board of the Company.

(e)                                  Cooperation.  During the Term and following the cessation of the Senior Advisor’s services for any reason, the Senior Advisor shall, upon reasonable notice, (i) furnish such information and assistance to the Company, Sterling and/or their respective affiliates, as may reasonably be requested by the Company, Sterling or their respective affiliates, with respect to any matter, project, initiative or effort for which the Senior Advisor is or was responsible or has relevant knowledge or has or had substantial involvement in while employed by Sterling or while providing services under this Agreement, and (ii) cooperate with the Company, Sterling and their respective affiliates during the course of all third-party proceedings arising out of the Company’s business about which the Senior Advisor has knowledge or information.

(f)                                   Restrictive Covenants Generally.  The Senior Advisor acknowledges and agrees that:  (i) the purposes of the foregoing covenants, including without limitation the noncompetition covenant of Section 10(c), are to protect the goodwill and trade secrets and confidential information of the Company and Sterling; (ii) that the foregoing covenants, including without limitation the noncompetition covenant of Section 10(c), are being entered into in connection with the transactions contemplated by the Merger Agreement; and (iii) because of the nature of the business in which the Company, Sterling and their affiliates are engaged and because of the nature of the trade secrets and confidential information to which the Senior Advisor has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Senior Advisor breached any of the covenants of this Section 10.  The Senior Advisor understands that the covenants may limit the Senior Advisor’s ability to earn a livelihood in a Competing Business.  Any termination of the Senior Advisor’s services or of this Agreement shall have no effect on the continuing operation of this Section 10.  The Senior Advisor acknowledges that the Company would be irreparably injured by a violation of this Section 10 and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by the Senior Advisor to perform any of his obligations under this Section 10.  Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 10, to the extent permitted by applicable law, the Senior Advisor hereby waives the claim or defense that the Company has an adequate remedy at law, and the Senior Advisor shall not urge in any such action or proceeding the defense that any such remedy exists at law.  Furthermore, in addition to other remedies that may be available (including, without limitation, clawback of the Initial Payment and termination of the Company’s obligation to pay the Senior Advisor Fees), the Company shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond.  If any of the covenants set forth in this Section 10 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining covenants shall not be affected thereby.

11.                               Miscellaneous.

(a)                                 Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, the Company and the Senior Advisor and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees.  This Agreement is personal in nature and the Senior Advisor shall not, without the written consent of the Company, assign, transfer or delegate this Agreement or any rights or obligations hereunder.  The Company may not assign, transfer or delegate this Agreement or any rights or obligations hereunder without the written consent of the Senior Advisor.

(b)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such state’s laws and principles regarding the conflict of laws.

(c)                                  Amendment/Entire Agreement.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Senior Advisor and the Company.  From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation the Employment Agreement and the Senior Advisor shall have no further rights thereunder, except as specifically provided herein.

(d)                                 Notice.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Senior Advisor:

At the address most recently on the books and records of the Company.

If to the Company:

Provident New York Bancorp

400 Rella Boulevard

Montebello, New York 10901

Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)                                  Headings.  The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)                                   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.                               Code Section 409A.

(a)                                 The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)                                 If the Senior Advisor is deemed on the date that his services under this Agreement terminate to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Senior Advisor, and (B) the date of the Senior Advisor’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Senior Advisor in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of Code Section 409A, the Senior Advisor’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may the Senior Advisor, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

(c)                                  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Senior Advisor’s taxable year following the taxable year in which the expense was occurred.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PROVIDENT NEW YORK BANCORP

By:	/s/ Jack L. Kopnisky
	Name:	Jack L. Kopnisky
	Title:	President and Chief Executive Officer

/s/ John C. Millman
John C. Millman

Exhibit A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter “Agreement”) is made and entered into on the [    ] day of [              ], 20[    ] by and between Provident New York Bancorp (the “Company”) and John C. Millman (“Consultant”).

WHEREAS, the Company and Consultant are parties to a Services and Covenant Agreement, dated as of April 3, 2013 (the “Services Agreement”), pursuant to which Consultant is eligible, subject to the terms and conditions set forth in the Services Agreement, to receive certain compensation and benefits in connection with certain terminations of Consultant’s services to the Company.

NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits under Section 9(b)(i) of the Services Agreement to Consultant and of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.                                      In exchange for the consideration referenced above, Consultant hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its predecessor or affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Consultant at any time heretofore had or claimed to have or which Consultant may have or claim to have regarding events that have occurred as of the Effective Date of this Agreement, including, without limitation, those based on:  any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended (hereinafter “ERISA”) (provided that this release does not extend to any vested benefits of Consultant under Company’s pension and welfare benefit plans as of the date of Consultant’s termination of services); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967, as amended (hereinafter “ADEA”); the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act, as amended (hereinafter “ADA”); § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended (family leave matters); any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which Consultant may now have or may have had, arising from or in any way whatsoever connected with Consultant’s employment, service, or contacts, with the Company or any other of the Released Parties.  Notwithstanding the foregoing, the released claims do not include, and this Agreement does not release, any: (a) rights to compensation and benefits provided under Section 9(b)(i) of the Services Agreement or any rights referenced in Section 1 of the Services Agreement that, by their terms, are intended to survive the Term (as defined in the Services Agreement); (b) rights to indemnification Consultant may have under applicable law, the bylaws or certificate of incorporation of the Company, any applicable director and officer liability policy or under the Services Agreement, as a result of having served as an officer or director of the Company or any of its affiliates; and (c) any claims that Consultant may not by law release through a settlement agreement such as this.

2.                                      To the extent permitted by law, Consultant agrees that Consultant will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties.  To the extent permitted by law, Consultant agrees that Consultant will not accept any remedy or recovery arising from any charge filed or proceedings or investigation conducted by the EEOC or by any state or local human rights or employment rights enforcement agency relating to any of the matters released in this Agreement.

3.                                      Older Workers Benefit Protection Act /ADEA Waiver:

(a)                                 Consultant acknowledges that the Company has advised Consultant in writing to consult with an attorney of Consultant’s choice before signing this Agreement, and Consultant has been given the opportunity to consult with an attorney of Consultant’s choice before signing this Agreement.

(b)                                 Consultant acknowledges that Consultant has been given the opportunity to review and consider this Agreement for a full twenty-one days before signing it, and that, if Consultant has signed this Agreement in less than that time, Consultant has done so voluntarily in order to obtain sooner the benefits of this Agreement.

(c)                                  Consultant further acknowledges that Consultant may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired.  To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Consultant’s intention to revoke this Agreement.  Provided that Consultant does not timely revoke this Agreement, the eighth (8th) day following Consultant’s execution hereof shall be deemed the “Effective Date” of this Agreement.

(d)                                 The Parties also agree that the release provided by Consultant in this Agreement does not include a release for claims under the ADEA arising after the date Consultant signs this Agreement.

4.                                      Consultant shall promptly turn over to the Company any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in Consultant’s possession, custody, or control, including any such materials that may be at Consultant’s home.

5.                                      This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against Consultant, and the Company specifically disclaims any liability to Consultant on the part of itself, its employees, and its agents.

6.                                      This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

7.                                      The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflict of laws.

8.                                      Consultant hereby acknowledges that Consultant has read and understands the terms of this Agreement and that Consultant signs it voluntarily and without coercion. Consultant further acknowledges that Consultant was given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that Consultant has done so and that the waivers made herein are knowing, conscious and with full appreciation that Consultant is forever foreclosed from pursing any of the rights so waived.

9.                                      The Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Consultant has executed this Agreement, in each case, on the date first written above.

CONSULTANT

John C. Millman

PROVIDENT NEW YORK BANCORP

By:
Name:
Title:

PROVIDENT BANK

By:
Name:
Title: